Exhibit 21

Subsidiaries

Name	Jurisdiction of Formation
NCO Financial Systems, Inc.	Pennsylvania
NCO Funding, Inc.	Delaware
NCO Financial Services, Inc.	Canada
FCA Funding, Inc.	Delaware
NCO Portfolio Management, Inc. *	Delaware
NCOP Capital Resource, LLC	Nevada
Compass International Services Corporation	Delaware
NCO Europe, Ltd.	United Kingdom
NCO Financial Systems of Puerto Rico, Inc.	Puerto Rico
JDR Holdings, Inc.	Delaware
NCO Holdings, Inc.	Delaware
NCO Group International, Inc.	Delaware
NCO Financial Services (Barbados) SRL	Barbados
NCO Customer Management, Inc.	Pennsylvania
RMH Teleservices Asia Pacific, Inc.	Delaware
NCO Customer Management, Ltd.	Canada
NCOCRM Funding, Inc.	Delaware
Risk Management Alternatives International Corp. Canada	Canada
Horsham Aviation LLC	Delaware
AC Financial Services, Inc.	Delaware
AssetCare, Inc.	Georgia
NCO Australia Pty Ltd.	Australia
Australian Receivables Limited (75% owned by NCO Australia Pty Ltd.)	Australia
NCO Portfolio Management Pty Ltd	Australia
Star Contact S de R.L.	Republic of Panama
NCO Star, SRL	Barbados
ALW Financial, Inc.	Delaware

*	Owns 100 percent of 22 subsidiaries, 50 percent of 14 subsidiaries, 75 percent of one subsidiary and 72 percent of one subsidiary operating in the United States engaged in the ownership of delinquent receivables.

Note: This table does not include any subsidiary that is not required to be listed pursuant to Item 601 (b) of Regulation S-K.